November 2018

Amendment No. 1 dated October 31, 2018 relating to
Preliminary Terms No. 1,129

Registration Statement Nos. 333-221595; 333-221595-01

Dated October 24, 2018

Filed pursuant to Rule 433

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Dual Directional Knock-Out Notes With Daily Trigger Monitoring due November 12, 2020

Based on the Value of the S&P 500® Index

Fully and Unconditionally Guaranteed by Morgan Stanley

The notes are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The notes will pay no interest and will have the terms described in the accompanying product supplement, index supplement and prospectus, as supplemented and modified by this document. The payment at maturity on the notes will be determined as follows: If the index closing value of the underlying index has remained less than or equal to the upside knock-out level, which is 120% of the initial index value, and greater than or equal to the downside knock-out level, which is 80% of the initial index value, on each index business day during the term of the notes, we will pay per note at maturity: (i) if the final index value is greater than or equal to the initial index value, the stated principal amount of $1,000 plus a return reflecting 100% of the upside performance of the underlying index, which will effectively be limited to a return of 20%, or (ii) if the final index value is less than the initial index value, the stated principal amount plus a positive return equal to the absolute value of the percentage decline, which will also effectively be limited to a positive return of 20%. However, if the index closing value of the underlying index is greater than the upside knock-out level or less than the downside knock-out level on any index business day during the term of the notes, a trigger event will have occurred and, at maturity, we will pay per note only the stated principal amount of $1,000 plus the upside payment of at least $40 per note. The actual upside payment will be set on the pricing date. The notes are for investors who are concerned about principal risk but seek an equity index-based return, determined as set forth herein, and who are willing to forgo current income and uncapped participation in the appreciation of the underlying index in exchange for the repayment of principal at maturity plus the possibility of receiving a return based on a limited range of performance of the underlying index but only if the index closing value of the underlying index has remained less than or equal to the upside knock-out level and greater than or equal to the downside knock-out level on each index business day during the term of the notes. The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Summary Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Aggregate principal amount:	$
Pricing date:	November 6, 2018
Original issue date:	November 9, 2018 (3 business days after the pricing date)
Maturity date:	November 12, 2020
Interest:	None
Underlying index:	S&P 500® Index
Trigger event:	A trigger event occurs if, on any index business day from but excluding the pricing date to and including the valuation date, the index closing value of the underlying index is greater than the upside knock-out level or less than the downside knock-out level. If a trigger event occurs on any index business day during the term of the notes, you will receive at maturity only the stated principal amount of $1,000 plus the upside payment.
Payment at maturity:

The payment at maturity will depend on whether or not a trigger event has occurred and will be determined as follows:

 •    If a trigger event HAS NOT occurred on any index business day during the term of the notes up to and including the valuation date:

•    If the final index value is greater than or equal to the initial index value:

$1,000 + ($1,000 x index return)

In this scenario, you will receive a 1% positive return on the notes for each 1% positive return on the underlying index. In no event will this amount exceed the stated principal amount plus $200.

•    If the final index value is less than the initial index value:

$1,000 + ($1,000 x absolute index return)

In this scenario, you will receive a 1% positive return on the notes for each 1% negative return on the underlying index. In no event will this amount exceed the stated principal amount plus $200.

 •    If a trigger event HAS occurred on any index business day during the term of the notes up to and including the valuation date:

$1,000 + the upside payment

Upside payment:	At least $40 per note (4% of the stated principal amount). The actual upside payment will be set on the pricing date.
Initial index value:	, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Upside knock-out level:	, which is 120% of the initial index value
Downside knock-out level:	, which is 80% of the initial index value
Index return:	(final index value – initial index value) / initial index value
Absolute index return:	The absolute value of the index return
Valuation date:	November 6, 2020, subject to postponement for non-index business days and certain market disruption events
CUSIP:	61768DJS5
ISIN:	US61768DJS53
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $985.00 per note, or within $15.00 of that estimate. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public	Agent’s commissions and fees(1)	Proceeds to us(2)
Per note	$1,000	$2.50	$997.50
Total	$	$	$

(1)	Selected dealers and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $2.50 for each note they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for equity-linked notes.

(2)	See “Use of proceeds and hedging” on page 11.

The notes involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 5.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the Notes” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Equity-Linked Notes dated November 16, 2017         Index Supplement dated November 16, 2017

Prospectus dated November 16, 2017

Morgan Stanley Finance LLC

Dual Directional Knock-Out Notes With Daily Trigger Monitoring due November 12, 2020

Based on the Value of the S&P 500® Index

Investment Summary

Dual Directional Knock-Out Notes With Daily Trigger Monitoring

The Dual Directional Knock-Out Notes With Daily Trigger Monitoring due November 12, 2020 Based on the Value of the S&P 500® Index (the “notes”) offer a positive return based on the performance of the underlying index but only if the index closing value of the underlying index has remained less than or equal to the upside knock-out level and greater than or equal to the downside knock-out level on each index business day during the term of the notes. The notes provide investors:

▪	an opportunity to gain 1-to-1 upside exposure to the performance of the S&P 500® Index

▪	the repayment of principal at maturity, subject to our creditworthiness

If the index closing value of the underlying index has remained less than or equal to the upside knock-out level and greater than or equal to the downside knock-out level on each index business day during the term of the notes, we will pay per note at maturity: (i) if the final index value is greater than or equal to the initial index value, the stated principal amount plus a return reflecting 100% of the upside performance of the underlying index, which will effectively be limited to a return of 20%, or (ii) if the final index value is less than the initial index value, the stated principal amount plus a positive return equal to the absolute value of the percentage decline, which will effectively be limited to a positive return of 20%. However, if the index closing value of the underlying index is greater than the upside knock-out level or less than the downside knock-out level on any index business day during the term of the notes, a trigger event will have occurred and, at maturity, we will pay per note only the stated principal amount of $1,000 plus the upside payment of at least $40 per note. The actual upside payment will be set on the pricing date. All payments on the notes, including the repayment of principal at maturity, are subject to our credit risk.

Maturity:	Approximately 2 years
Upside payment:	At least $40 per note (4% of the stated principal amount). The actual upside payment will be set on the pricing date.
Upside knock-out level:	120% of the initial index value, monitored daily throughout the term of the notes
Downside knock-out level:	80% of the initial index value, monitored daily throughout the term of the notes
Interest:	None

The original issue price of each note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date will be less than $1,000. We estimate that the value of each note on the pricing date will be approximately $985.00, or within $15.00 of that estimate. Our estimate of the value of the notes as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the underlying index. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the upside payment, the upside knock-out level and the downside knock-out level, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the underlying index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes, and, if it once chooses to make a market, may cease doing so at any time.

November 2018	Page 2

Morgan Stanley Finance LLC

Dual Directional Knock-Out Notes With Daily Trigger Monitoring due November 12, 2020

Based on the Value of the S&P 500® Index

Key Investment Rationale

Dual Directional Knock-Out Notes With Daily Trigger Monitoring offer investors potential upside exposure to the performance of the underlying index but only if a trigger event does not occur. They are for investors who are concerned about principal risk but seek an equity index-based return, determined as set forth herein, and who are willing to forgo current income and uncapped participation in the appreciation of the underlying index in exchange for the repayment of principal at maturity plus the possibility of receiving a return based on a limited range of performance of the underlying index but only if the index closing value of the underlying index has remained less than or equal to the upside knock-out level and greater than or equal to the downside knock-out level on each index business day during the term of the notes. If the index closing value of the underlying index has remained less than or equal to the upside knock-out level and greater than or equal to the downside knock-out level on each index business day during the term of the notes, we will pay per note at maturity: (i) if the final index value is greater than or equal to the initial index value, the stated principal amount plus a return reflecting 100% of the upside performance of the underlying index, which will effectively be limited to a return of 20%, or (ii) if the final index value is less than the initial index value, the stated principal amount plus a positive return equal to the absolute value of the percentage decline, which will effectively be limited to a positive return of 20%. However, if the index closing value of the underlying index is greater than the upside knock-out level or less than the downside knock-out level on any index business day during the term of the notes, a trigger event will have occurred and, at maturity, we will pay per note only the stated principal amount of $1,000 plus the upside payment of at least $40 per note. The actual upside payment will be set on the pricing date.

Trigger Event	A trigger event occurs if, on any index business day from but excluding the pricing date to and including the valuation date, the index closing value of the underlying index is greater than the upside knock-out level or less than the downside knock-out level. If a trigger event occurs on any index business day during the term of the notes, you will receive at maturity only the stated principal amount of $1,000 plus the upside payment.
Scenario 1 – A Trigger Event Does Not Occur and the Underlying Index Appreciates	If a trigger event has not occurred (meaning that the index closing value of the underlying index has remained less than or equal to the upside knock-out level and greater than or equal to the downside knock-out level on each index business day during the term of the notes) and the final index value is greater than or equal to the initial index value, you will receive for each security that you hold $1,000 plus a return reflecting 100% of the index return. The maximum return you may receive in this scenario is a positive 20% return at maturity.
Scenario 2 – A Trigger Event Does Not Occur and the Underlying Index Depreciates	If a trigger event has not occurred (meaning that the index closing value of the underlying index has remained less than or equal to the upside knock-out level and greater than or equal to the downside knock-out level on each index business day during the term of the notes) and the final index value is less than the initial index value, the notes pay a 1% positive return for each 1% negative return on the underlying index. The maximum return you may receive in this scenario is a positive 20% return at maturity.
Scenario 3 – A Trigger Event Occurs	If a trigger event has occurred (meaning that the index closing value of the underlying index is greater than the upside knock-out level or less than the downside knock-out level on any index business day during the term of the notes), you will receive at maturity only the stated principal amount of $1,000 plus the upside payment of at least $40 per note. The actual upside payment will be set on the pricing date.

November 2018	Page 3

Morgan Stanley Finance LLC

Dual Directional Knock-Out Notes With Daily Trigger Monitoring due November 12, 2020

Based on the Value of the S&P 500® Index

Hypothetical Payout on the Notes

The following hypothetical examples illustrate how to calculate the payment at maturity on the notes. The following examples are for illustrative purposes only. The payment at maturity on the notes is subject to our credit risk. The below examples are based on the following terms. The actual initial index value, upside knock-out level, downside knock-out level and upside payment will be determined on the pricing date.

Stated Principal Amount:	$1,000 per note
Hypothetical Initial Index Value:	2,200
Hypothetical Upside Knock-Out Level:	2,640 (120% of the hypothetical initial index value)
Hypothetical Downside Knock-Out Level:	1,760 (80% of the hypothetical initial index value)
Hypothetical Upside Payment:	$40 (4% of the stated principal amount)
Interest:	None

EXAMPLE 1: A Trigger Event HAS occurred.

In this example, the index closing value of the underlying index is greater than the upside knock-out level or less than the downside knock-out level on any index business day during the term of the notes. Therefore, a trigger event has occurred and investors receive at maturity only the stated principal amount of $1,000 plus the upside payment, regardless of the performance of the underlying index. Given the hypothetical upside payment of $40, the investor would receive a payment at maturity of $1,040 per note, or a return of 4%, but would not participate in any performance of the underlying index because a trigger event has occurred.

EXAMPLE 2: A Trigger Event HAS NOT occurred and the underlying index increases by 5% from the initial index value to the final index value.

Final index value		2,310
Index return	=	(2,310 – 2,200) / 2,200 = 5%
Payment at maturity	=	$1,000 + ($1,000 x index return)
	=	$1,000 + ($1,000 x 5%)
	=	$1,000 + $50
	=	$1,050

In this example, the index closing value of the underlying index has remained less than or equal to the upside knock-out level and greater than or equal to the downside knock-out level on each index business day during the term of the notes. Therefore, a trigger event has not occurred, and investors receive a return at maturity equal to the index return. The payment at maturity is $1,050 per note, resulting in a return of 5%.

EXAMPLE 3: A Trigger Event HAS NOT occurred and the underlying index decreases by 8% from the initial index value to the final index value.

Final index value		2,024
Index return	=	(2,024 – 2,200) / 2,200 = - 8%
Payment at maturity	=	$1,000 + ($1,000 x absolute index return)
	=	$1,000 + ($1,000 x 8%)
	=	$1,000 + $80
	=	$1,080

In this example, the index closing value of the underlying index has remained less than or equal to the upside knock-out level and greater than or equal to the downside knock-out level on each index business day during the term of the notes. Therefore, a trigger event has not occurred, and investors receive a return at maturity equal to the absolute index return. The payment at maturity is $1,080 per note, resulting in a return of 8%.

If a trigger event does not occur on any index business day during the term of the notes, the return on the notes will equal the index return or the absolute index return, as applicable. If a trigger event occurs on any index business day during the term of the notes, the return on the notes will equal only the upside payment, without any participation in the performance of the underlying index.

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Morgan Stanley Finance LLC

Dual Directional Knock-Out Notes With Daily Trigger Monitoring due November 12, 2020

Based on the Value of the S&P 500® Index

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the notes. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement, index supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

▪	The notes do not pay interest and may not pay more than the stated principal amount at maturity. If a trigger event does not occur and the final index value is equal to the initial index value, you will receive a payment at maturity of only the stated principal amount of $1,000 for each note you hold, without any positive return on your investment. If a trigger event occurs, the return on the notes will equal only the upside payment, without any participation in the performance of the underlying index. As the notes do not pay any interest, the overall return on the notes (the effective yield to maturity) may be less than the amount that would be paid on a conventional debt security of ours of comparable maturity. The notes are for investors who are concerned about principal risk but seek an equity index-based return, determined as set forth herein, and who are willing to forgo current income in exchange for the repayment of principal at maturity plus the possibility of receiving a return based on a limited range of performance of the underlying index, but only if a trigger event does not occur.

▪	You may not participate in any performance of the underlying index, and your maximum gain on the notes is limited by the upside knock-out level and downside knock-out level. If the index closing value of the underlying index is greater than the upside knock-out level or less than the downside knock-out level on any index business day during the term of the notes, the payment at maturity will equal only the stated principal amount plus the upside payment, without any participation in the performance of the underlying index, and you will not benefit from the dual-directional feature of the notes. If the index closing value of the underlying index has remained less than or equal to the upside knock-out level and greater than or equal to the downside knock-out level on each index business day during the term of the notes, we will pay per note at maturity: (i) if the final index value is greater than or equal to the initial index value, the stated principal amount plus a return reflecting 100% of the upside performance of the underlying index, which will effectively be limited to a return of 20%, or (ii) if the final index value is less than the initial index value, the stated principal amount plus a positive return equal to the absolute value of the percentage decline, which will also effectively be limited to a positive return of 20%. Accordingly, the maximum gain on the notes is limited by the upside knock-out level and the downside knock-out level, and the maximum payment at maturity is $1,200 per $1,000 principal amount of notes, which would be payable only if a trigger event has not occurred and the final index value represents an appreciation of exactly 20% from the initial index value, or a decline of exactly 20% from the initial index value, as applicable. Any further appreciation of the underlying index beyond the upside knock-out level, or any further depreciation of the underlying index beyond the downside knock-out level, each measured as of the close of trading on each index business day during the term of the notes, will result in a payment at maturity of only the stated principal amount plus the upside payment, without any participation in the performance of the underlying index.

▪	The market price of the notes will be influenced by many unpredictable factors. Several factors will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including whether or not a trigger event has occurred, the value of the underlying index at any time and, in particular, on the valuation date, the volatility (frequency and magnitude of changes in value) of the underlying index, dividend rate on the stocks underlying the index, interest and yield rates in the market, time remaining until the notes mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying index or equities markets generally and which may affect the final index value of the underlying index and any actual or anticipated changes in our credit ratings or credit spreads. The value of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “S&P 500® Index Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per note if you try to sell your notes prior to maturity.

▪	The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes. You are dependent on our ability to pay all amounts due on the notes at maturity and therefore you are subject to our credit risk. The notes are not guaranteed by any other entity. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated

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Morgan Stanley Finance LLC

Dual Directional Knock-Out Notes With Daily Trigger Monitoring due November 12, 2020

Based on the Value of the S&P 500® Index

obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

▪	The final index value is not based on the value of the underlying index at any time other than the valuation date. The final index value will be based on the index closing value on the valuation date, subject to postponement for non-index business days and certain market disruption events. Assuming a trigger event does not occur, even if the value of the underlying index moves in a favorable manner prior to the valuation date but then moves in an unfavorable manner by the valuation date, the payment at maturity may be significantly less than it would have been had the payment at maturity been linked to the value of the underlying index prior to such appreciation. Although the actual value of the underlying index on the stated maturity date or at other times during the term of the notes may be different than the final index value, as determined on the valuation date, the final index value will be based solely on the index closing value of the underlying index on the valuation date.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪	The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the notes will be influenced by many unpredictable factors” above.

▪	Adjustments to the underlying index could adversely affect the value of the notes. The publisher of the underlying index can add, delete or substitute the stocks underlying the index, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the underlying index. Any of these actions could adversely affect the value of the notes. The publisher of the underlying index may also discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, the index closing value will be an amount based on the values of the stocks underlying the discontinued index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co, as calculation agent, in accordance with the formula for calculating the index closing value last in effect prior to discontinuance of the underlying index.

▪	Investing in the notes is not equivalent to investing in the underlying index. Investing in the notes is not equivalent to investing in the underlying index or its component stocks. As an investor in the notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index. See “Hypothetical Payout on the Notes” above.

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Morgan Stanley Finance LLC

Dual Directional Knock-Out Notes With Daily Trigger Monitoring due November 12, 2020

Based on the Value of the S&P 500® Index

▪	The notes will not be listed on any securities exchange and secondary trading may be limited. Accordingly, you should be willing to hold your notes for the entire 2-year term of the notes. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

▪	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes. As calculation agent, MS & Co. will determine the initial index value, whether a trigger event occurs and the final index value, if applicable, and will calculate the amount of cash you will receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a discontinuance of the underlying index. These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “Description of Equity-Linked Notes—Calculation Agent and Calculations,” “—Alternate Exchange Calculation in the Case of an Event of Default” and “—Discontinuance of Any Underlying Index; Alteration of Method of Calculation” in the accompanying product supplement for equity-linked notes. In addition, MS & Co. has determined the estimated value of the notes on the pricing date.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the notes (and to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial index value, and, therefore, could affect the value that will be used to determine the payment at maturity. Additionally, such hedging or trading activities during the term of the notes, including on the valuation date, could affect the closing value of the underlying index, and, accordingly, the amount of cash an investor will receive at maturity.

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Morgan Stanley Finance LLC

Dual Directional Knock-Out Notes With Daily Trigger Monitoring due November 12, 2020

Based on the Value of the S&P 500® Index

S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”), consists of stocks of 500 component companies selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

Information as of market close on October 23, 2018:

Bloomberg Ticker Symbol:	SPX
Current Index Value:	2,740.69
52 Weeks Ago:	2,564.98
52 Week High (on 9/20/2018):	2,930.75
52 Week Low (on 10/25/2017):	2,557.15

The following graph sets forth the daily index closing values of the underlying index for each quarter in the period from January 1, 2013 through October 23, 2018. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the same period. The index closing value of the underlying index on October 23, 2018 was 2,740.69. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The underlying index has at times experienced periods of high volatility. You should not take the historical values of the underlying index as an indication of its future performance, and no assurance can be given as to the index closing value of the underlying index on any day, including the valuation date.

S&P 500® Index Daily Index Closing Values January 1, 2013 to October 23, 2018

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Based on the Value of the S&P 500® Index

S&P 500® Index	High	Low	Period End
2013
First Quarter	1,569.19	1,457.15	1,569.19
Second Quarter	1,669.16	1,541.61	1,606.28
Third Quarter	1,725.52	1,614.08	1,681.55
Fourth Quarter	1,848.36	1,655.45	1,848.36
2014
First Quarter	1,878.04	1,741.89	1,872.34
Second Quarter	1,962.87	1,815.69	1,960.23
Third Quarter	2,011.36	1,909.57	1,972.29
Fourth Quarter	2,090.57	1,862.49	2,058.90
2015
First Quarter	2,117.39	1,992.67	2,067.89
Second Quarter	2,130.82	2,057.64	2,063.11
Third Quarter	2,128.28	1,867.61	1,920.03
Fourth Quarter	2,109.79	1,923.82	2,043.94
2016
First Quarter	2,063.95	1,829.08	2,059.74
Second Quarter	2,119.12	2,000.54	2,098.86
Third Quarter	2,190.15	2,088.55	2,168.27
Fourth Quarter	2,271.72	2,085.18	2,238.83
2017
First Quarter	2,395.96	2,257.83	2,362.72
Second Quarter	2,453.46	2,328.95	2,423.41
Third Quarter	2,519.36	2,409.75	2,519.36
Fourth Quarter	2,690.16	2,529.12	2,673.61
2018
First Quarter	2,872.87	2,581.00	2,640.87
Second Quarter	2,786.85	2,581.88	2,718.37
Third Quarter	2,930.75	2,713.22	2,913.98
Fourth Quarter (through October 23, 2018)	2,925.51	2,728.37	2,740.69

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC. See “S&P 500® Index” in the accompanying index supplement.

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Morgan Stanley Finance LLC

Dual Directional Knock-Out Notes With Daily Trigger Monitoring due November 12, 2020

Based on the Value of the S&P 500® Index

Additional Information About the Notes

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Underlying index publisher:	S&P Dow Jones Indices LLC
Denominations:	$1,000 and integral multiples thereof
Interest:	None
Call right:	The notes are not callable prior to the maturity date
Postponement of maturity date:	If the valuation date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the valuation date as postponed.
Equity-linked notes:	All references to “equity-linked notes” or related terms in the accompanying product supplement for equity-linked notes shall be deemed to refer to dual directional knock-out notes when read in conjunction with this document.
Minimum ticketing size:	$1,000 / 1 note
Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Tax considerations:

Subject to the discussion below regarding the occurrence of a trigger event prior to the issue date, in the opinion of our counsel, Davis Polk & Wardwell LLP, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders.” Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying product supplement) of the notes, even though no interest is payable on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. If the notes were priced on October 31, 2018, the “comparable yield” for the notes would be a rate of 3.4476 % per annum, compounded semi-annually; however, the comparable yield will be determined on the pricing date and may be significantly higher or lower than the comparable yield set forth above. Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a single projected amount equal to $1,071.1228 due at maturity. The comparable yield and the projected payment schedule for the notes will be updated in the final pricing supplement. You should read the discussion under “United States Federal Taxation” in the accompanying product supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a note) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through December 31, 2018	$4.8841	$4.8841
January 1, 2019 through June 30, 2019	$17.3222	$22.2063
July 1, 2019 through December 31, 2019	$17.6208	$39.8271
January 1, 2020 through June 30, 2020	$17.9245	$57.7516
July 1, 2020 through the Maturity Date	$13.3712	$71.1228

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments thereto in respect of the notes for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payment that will be made on a note.

Notwithstanding the foregoing, if a trigger event occurs prior to the issue date, the notes will not be treated as “contingent payment debt instruments” for U.S. federal income tax purposes. In this event, the notes will be treated as debt instruments issued with OID in an amount equal to the excess of the fixed payment at maturity over the “issue price” of each note. A U.S. Holder will be required to include OID in income for U.S. federal income tax purposes as it accrues, in accordance with a constant-yield method based on a compounding of

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Based on the Value of the S&P 500® Index

interest, regardless of such U.S. Holder’s method of accounting. Gain or loss realized on the sale, exchange or maturity of a note generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held the notes for more than one year.

Special rules will apply if a trigger event occurs more than six months prior to the maturity date. Please read the discussion under “United States Federal Taxation—Tax Consequences to U.S. Holders—Long-Term Notes—Adjustments to Interest Accruals on the Notes” in the accompanying product supplement for a discussion of the rules.

If you are a non-U.S. investor, please also read the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

As discussed in the accompanying product supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an Internal Revenue Service (“IRS”) notice, Section 871(m) will not apply to securities issued before January 1, 2021 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the notes do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the notes should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. A holder who has made a separate investment the return of which is based on or linked to the performance of the underlying (including any component thereof) should discuss with its tax adviser the U.S. federal income tax consequences of an investment in the notes (including the potential application of the “straddle” rules). Moreover, neither this document nor the accompanying product supplement addresses the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.

Use of proceeds and hedging:

The proceeds from the sale of the notes will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per note issued, because, when we enter into hedging transactions in order to meet our obligations under the notes, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the notes borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the notes.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the notes by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to take positions in stocks of the underlying index, in futures and options contracts on the underlying index and any component stocks of the underlying index listed on major securities markets or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could affect the value of the underlying index on the pricing date, and, therefore, could affect the value that will be used to determine the payment at maturity. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the notes, including on the valuation date, by purchasing and selling the stocks constituting the underlying index, futures or options contracts on the underlying index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. We cannot give any assurance that our hedging activities will not affect the value of the underlying index, and, therefore, adversely affect the value of the notes or the payment you will receive at maturity. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Benefit plan investor considerations:

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our affiliates, including MS & Co., may each be considered a “party in interest”

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Dual Directional Knock-Out Notes With Daily Trigger Monitoring due November 12, 2020

Based on the Value of the S&P 500® Index

within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (such accounts and plans, together with other plans, accounts and arrangements subject to Section 4975 of the Code, also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the notes are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the notes.

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such notes on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition of these notes will not constitute or result in a non-exempt are not prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violate any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase, holding and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any notes to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan. In this regard, neither this discussion nor anything provided in this document is or is intended to be investment advice directed at any potential Plan purchaser or at Plan purchasers generally and such purchasers of these notes should consult and rely on their own counsel and advisers as to whether an investment in these notes is suitable.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the notes by the account, plan or annuity.

Supplemental information regarding plan of distribution; conflicts of interest:

Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $2.50 for each note they sell.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes. When MS & Co. prices this offering of notes, it will determine the economic terms of the notes, including the upside payment, such that for each note the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” beginning on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)”

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and “Use of Proceeds and Hedging” in the accompanying product supplement.
Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for Equity-Linked Notes and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for Equity-Linked Notes, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley or MSFL will arrange to send you the product supplement for Equity-Linked Notes, index supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Equity-Linked Notes dated November 16, 2017

Index Supplement dated November 16, 2017

Prospectus dated November 16, 2017

Terms used but not defined in this document are defined in the product supplement for Equity-Linked Notes, in the index supplement or in the prospectus.

November 2018	Page 13